Exhibit 4.5


                              INTOUCH SYSTEMS, INC.

                           SECOND AMENDED AND RESTATED
                             1996 STOCK OPTION PLAN

                                                                 April 20, 1999

         The purpose of this Stock Option Plan (the "Plan") is to encourage and enable officers, directors, employees, consultants and agents of InTouch Systems, Inc. (the "Company") and of any subsidiary corporation of which 50% or more of the total combined voting power of all classes of stock is directly or indirectly owned by the Company (a "Subsidiary") to acquire a proprietary interest in the Company through the granting of options as herein provided. By encouraging such individuals to acquire ownership of its stock, the Company seeks to attract and retain the services of persons of exceptional competence and to furnish an incentive for them to increase their efforts on behalf of the Company. The Options that may be granted hereunder include both incentive stock options ("Incentive Stock Options") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options that are not qualified under the Code ("Non-Qualified Options"). Both forms of option will be collectively referred to herein as the "Options."

         1.   Shares of Stock Subject to the Plan

         The stock that may be issued and sold pursuant to Options granted under the Plan shall not exceed, in the aggregate, 120,000 shares of the Common Stock, $.01 par value per share, of the Company (the "Common Stock"), which may be either (i) authorized but unissued shares or treasury shares, or (ii) shares previously reserved for issue upon exercise of Options under the Plan, which Options have expired or been terminated; provided, however, that the number of shares subject to the Plan shall be adjusted as provided in Section 8.

         2.   Eligibility

         Incentive Stock Options may be granted to persons who are employees of the Company or a Subsidiary and eligible to receive an Incentive Stock Option under the Code. Non-Qualified Options may be granted to officers, directors, employees, consultants or agents of the Company or a Subsidiary, and to such other persons as the Board may select from time to time.





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         3.   Administration

         The Board of Directors of the Company (the "Board") shall determine the persons to be granted Options ("Optionees"), the number of shares of Stock subject to each Option, whether the Options shall be Incentive Stock Options or Non-Qualified Options, and the exercise price, vesting requirements, if any, and other terms of each Option, consistently with the provisions of the Plan. All Options shall be embodied in written option agreements signed by the Optionee and an authorized officer of the Company. The Board shall have exclusive authority to grant Options under the Plan, make determinations under the Plan and any Option, interpret any provision of the Plan and any Option, resolve disputes arising under the Plan and any Option and supervise the administration of the Plan. The Board may also amend the terms of outstanding Options, subject to the consent of the Optionee if the amendment adversely affects any of his or her substantive rights under the Option. The Board may appoint from its members a committee of two or more persons who may exercise the powers of the Board in granting Options and taking any other action under the Plan. Any of the foregoing actions taken by the Board or said committee shall be final and conclusive and shall be binding on the Company and each Optionee.

         4.   Price and Terms

              (a) The purchase price of shares under each Incentive Stock Option shall be at least equal to the fair market value per share of the Common Stock as determined by the Board as of the date of grant of the Option. The purchase price of shares under a Non-Qualified Option shall be whatever price is determined by the Board in its sole discretion, but in no event, lower than 50% of fair market value. Each Option shall be exercisable at such time or times as the Board shall from time to time determine but, with respect to an Incentive Stock Option, in no event after the expiration of ten years from the date such Option is granted.

              (b) Notwithstanding the foregoing, no Incentive Stock Option may be granted to an Optionee deemed to own, directly or indirectly, more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary pursuant to the Code unless (i) the purchase price is at least 110% of the fair market value per share of the Common Stock as of the date of grant of the Option, and (ii) the Option expires within five years after the date of its grant.

              (c) Notwithstanding the foregoing, the aggregate fair market value (determined as of the date of grant of the Option) of the shares of Common Stock as to




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which any Incentive Stock Option granted under the Plan or any other option plan of the Company shall vest or become exercisable for the first time by an Optionee in any calendar year shall not exceed $100,000.

         5.   Limitations on Right to Exercise, Shareholder Rights

         The Board may establish one or more events upon which an Option becomes exercisable, or provide that an Option is exercisable in such installments (which need not be equal) at such times as is determined by the Board. The Board may also establish whether Options not exercised within specified periods may accumulate and become exercisable, in whole or in part, on any later date(s), and it may provide for the acceleration of the vesting or exercise dates of Options, or if permitted by the Option terms, acceleration of the expiration dates of Options in certain events. Options may not be exercised to purchase fractional shares unless the Board otherwise provides. The delivery of certificates representing shares under any Option will be contingent upon receipt by the Company from the Optionee (or a substitute purchaser permitted by the terms of the Option) of the full purchase price for such shares and the fulfillment of any other requirements specified in the Option or applicable provisions of law. No Optionee or other person entitled to exercise an Option shall be, or shall be deemed to be, a holder of any shares of Common Stock subject to the Option for any purpose unless and until certificates for such shares are issued to such Optionee under the terms of the Plan and the Option.

         6.   Tax Treatment of Option

         Incentive Stock Options granted under the Plan are intended to be treated as incentive stock options under the Code. Incentive Stock Options which fail to qualify as incentive stock options under the Code for any reason, in whole or in part, shall not be invalid, but shall be treated as non-qualified stock options under the Code to the extent that they do not qualify for incentive stock option treatment. Non-Qualified Options granted under the Plan are intended to be treated as non-qualified options under the Code.

         7.   Non-transferability of Option

         Options granted under the Plan shall not be transferable by the Optionee, other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order as defined in the Code, and are exercisable during the Optionee's lifetime only by the Optionee. In addition, the Board may permit Non-Qualified Options to be transferred to, and exercised by, members of the immediate family of the Optionee, trusts for their benefit, partnerships of which they are the sole partners or the guardian or




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conservator of the Optionee in the event of his or her legal incapacity. The rights and obligations of the Company under the Plan and any Options may be assigned to a successor corporation.

         8.   Dilution or Other Adjustments

         If the Company effects a stock split, consolidation of shares or other recapitalization of its stock, the payment of a stock dividend, or any other increase or reduction in the number of shares of Common Stock outstanding without receiving compensation therefor in money, services or property, then (i) the number, class, and price of shares of Common Stock subject to outstanding Options hereunder shall be appropriately adjusted by the Board in such a manner as to entitle each Optionee to receive upon exercise of an Option in full, for the same aggregate consideration, that number and class of shares which the Optionee would have received as a result of the event requiring the adjustment had the Optionee exercised the Option in full immediately prior to such event; and (ii) the number and class of shares reserved for issuance under the Plan shall be appropriately adjusted by the Board by substituting that number and class of shares of stock which stockholders of the Company would have been received as a result of such event if they held all of the reserved shares immediately prior to such event; provided, however, that outstanding Options and Options to be issued under the Plan shall not be issued or exercisable for fractional shares, and the Board may determine in its discretion to adjust outstanding Options or shares reserved under the Plan to the nearest whole number of shares, or it may require payment of cash to an Optionee who exercises an Option for a fractional share in an amount reflecting the fair value of the fractional share as determined by the Board.

         9.   Effect of Certain Transactions.

              (a) On the business day immediately preceding the consummation of a Change of Control (as defined in subsection 9(b) below), the vesting and exercisability of the unvested portion of all options to purchase Common Stock issued and outstanding under the Plan shall, without any further action by any optionee or by the Company and subject to the consummation of the Change of Control event, automatically accelerate with respect to that number of shares of Common Stock which would have vested and become exercisable under the terms of such options within one year following the consummation of such event; provided, however, that, the Board may, at the time of any option grant hereunder, provide that the vesting and exercisability of a specific option award shall accelerate with respect to a greater or lesser portion of such unvested option in the event of a Change of Control.




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              (b) For the purposes of this Plan, a "Change of Control" shall be deemed to have occurred if (i) the Company is merged into or consolidated with another corporation and the Company is not the surviving corporation, (ii) one or more corporations are merged into the Company which continues as the surviving corporation and the stockholders of the Company immediately prior to the transaction own less than a majority of its outstanding Common Stock immediately after the transaction, or shares of Common Stock of the Company are converted into cash, securities or property other than shares of Common Stock of the Company, or (iii) the Company is liquidated, dissolved, or sells or otherwise disposes of all or substantially all of its assets to another entity.

         10.  Tax Withholding

         Each Optionee shall, no later than the date as of which the value of an Option or of any Common Stock or other security received thereunder first becomes includable in the gross income of such Optionee for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Optionee. If the Board so determines, an Optionee may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Common Stock to be issued upon exercise of the Option a number of shares with an aggregate fair market value that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Common Stock owned by the Optionee with an aggregate fair market value that would satisfy the withholding amount due.

         11.  Stockholder Approval; Amendment of the Plan

         This Plan shall be subject to the approval of the stockholders of the Company within 12 months after the date hereof, and if Options are issued pending such approval, they may not be exercised until such approval is obtained. If such approval is not obtained, this Plan and all Options granted hereunder shall be terminated and be null and void. The Board may amend this Plan at any time or times, provided that any such amendment must also be approved by the stockholders of the Company if the amendment would increase the number of shares subject to the Plan (except as provided in Section 8) or expand the class of employees eligible to receive Options under the Plan, or to the extent stockholder approval is required by law or the Code. An amendment shall be binding upon Options previously granted under the Plan unless the amendment adversely affects the rights of an Optionee, in which event the consent of the Optionee shall be required.




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         12.  Expiration and Termination of the Plan

         Options may be granted under the Plan at any time, or from time to time, prior to the tenth anniversary of the date of the Plan. The Plan may be abandoned or terminated at any time by the Board, except with respect to any Options then outstanding under the Plan.

         13.  Governing Law

         This Plan and all Options granted hereunder shall be governed by Massachusetts law except to the extent that it is preempted by federal law.




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